Exhibit (k)(2)

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of [____], 2023 (the “Effective Date”) by and between:

1.	SS&C GIDS, Inc., a corporation organized in the state of Delaware (referred to herein as “SS&C” or the “Transfer Agent”), and

2.	JPMorgan Private Markets Fund, a statutory trust organized in the state of Delaware (the “Fund”).

The Fund and SS&C each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a)    “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)    “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c)    “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)    “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)     “Confidential Information” means any information about the Fund or SS&C, including this Agreement, and any third party information that either Party is required to keep confidential, including “nonpublic personal information” under the Gramm-Leach-Bliley Act of 1999 and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information (collectively, “Personal Information”). With the exception of Personal Information, Confidential Information does not include information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(f)    “Data Supplier” means a third party supplier of Market Data.

(g)    “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(h)    “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

Transfer Agency Services

(i)    “Fund Data” means all information with respect to the Fund’s business, financials, and customers, and Market Data provided by the Fund and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(j)     “Governing Documents” means the constitutional documents of an entity and, with respect to the Fund, its Certificate of Trust, Declaration of Trust and By-Laws, as may be amended from time to time.=

(k)    “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(l)    “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority that are applicable to the party upon which compliance with such Law is being required or to its business.

(m)    “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(n)    “Market Data” means any third party market and reference data.

(o)    “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(p)    “Services” means the services listed in Schedule A, as may be amended, or under such other service Schedules, which may be added to this Agreement by the Parties from time to time.

(q)    “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2.    Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.    Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and a schedule or appendix, the former shall control, except to the extent that such schedule or appendix expressly provides otherwise as to the services under such schedule or appendix.

1.4.    Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.    The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party that are not referenced in this Agreement or the applicable Schedule. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

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2.	Services and Fees

2.1.    Subject to the terms of this Agreement, SS&C will perform for the Fund the Services set forth in Schedule A and such other service schedules as may be added to this Agreement by the Parties (collectively, the “Service Schedules”). SS&C shall be under no duty or obligation to perform any service except as specifically listed in the Service Schedules, or take any other action except as specifically listed in a Service Schedule(s) to this Agreement, or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. The Fund requests to change the Services, including those necessitated by a change to the Governing Documents of the Fund or a change in applicable Law, will only be binding on SS&C when they are reflected in an amendment to the Service Schedules. For clarification, this will include costs related changes to the software, systems or processes used by SS&C to provide the Services necessitated by change in applicable Law; provided in such case the Fund will only be responsible for its pro-rata share of such cost.

2.2.    In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to one or more of its Affiliates or other Persons (and any Fund consent to such delegation, if any, shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C and in accordance with applicable Law. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder and, for the avoidance of doubt, SS&C agrees that it remains liable to the Fund for an Affiliate’s or other Person’s compliance with this Agreement, applicable regulations and requirements to the same extent as if SS&C itself had acted or failed to act instead of the Affiliate or other Persons-, (ii) such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C, and (iii) if required by applicable Law, SS&C will identify such agents and the Services delegated and will update the Fund when making any material changes in sufficient detail to enable the Fund to object to a particular arrangement.

2.3.    The Fund agrees to pay, within sixty (60) days following the receipt of SS&C’s invoice, the fees, charges and expenses as set out in the fee schedule agreed upon by the parties in a separate letter (the “Fee Letter”), which may be amended by the Parties from time to time in accordance with the terms of this Agreement. The Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. In the event that during any twelve (12) month period the Fund pays any four (4) or more of its invoices after their respective due dates, then SS&C may charge and the Fund shall pay a late charge for any future invoices paid after the applicable due date and such late charge shall be equal to (from the due date to the date of payment) one and one-half percent (1.5%) per month while such amount remained unpaid.    Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable state Law. After the first year of the Initial Term, the total fee for all services for each succeeding year shall be subject to an annual cost of living increase on the anniversary of the Agreement in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Midwest Region, All Items, Base 1982-1984=100, as last reported by the U.S. Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.

2.4.    Charges attendant to the development of reasonable changes to the TA2000 System requested by the Fund (“Client Requested Software”) shall be at SS&C’s standard rates and fees in effect at the time, the current version of which are reflected in the Fee Letter and any update to which shall be confirmed to the Fund in writing prior to any invoice submitted under Section 2.3. If the cost to SS&C of operating the TA2000 System is increased by the addition of Client Requested Software, SS&C shall be entitled to increase its fees by an amount to be mutually agreed upon in accordance with the terms of this Agreement.

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2.5.    The Fund may request a material modification of the Services provided under this Agreement by providing SS&C with a written request outlining the scope of such requested changes. SS&C will respond to such notice as promptly as possible , but no more than 30 days after the request is made, by providing the Fund with (a) a preliminary estimate of the project cost and timeframe for completion (both parties acknowledge that a final estimate may be delivered after that date), or (b) a written explanation of why SS&C cannot implement the requested service change (“Change Notice Response”). In the event the Fund and/or SS&C believe that a change in law, regulation, rule, industry practice or other requirement necessitates a material system or service modification, the parties will discuss the potential change and SS&C may communicate with other similarly situated SS&C clients and/or industry groups to determine a commercially reasonable option for addressing such change. Any change requested or agreed upon by the Parties under this Section shall not be effective, and SS&C shall not be obligated to implement, until reflected in a written amendment to, or statement of work under, this Agreement mutually agreed upon and executed by both parties. Nothing in this Section 2.5 shall limit the Fund’s obligation to pay SS&C fees related to modifications necessary to comply with changes in Law, regulation, rule or industry practice as provided in Section 2.1 above.

3.	Fund Responsibilities

3.1.    The management and control of the Fund are vested exclusively in the Fund’s governing body (e.g., the board of trustees for a Fund) and its officers, subject to the terms and provisions of the Fund’s Governing Documents. The Fund’s governing body will make all decisions, perform all management functions relating to the operation of the Fund and the Fund’s governing body or its duly appointed officers shall authorize all transactions. Without limiting the foregoing, the Fund shall:

(a)    Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Fund.

(b)    Evaluate the accuracy of the Services, review and approve all reports, analyses and records resulting from the Services and inform SS&C of any errors that it is in a position to identify.

(c)    Provide SS&C with timely and accurate information required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2.    The Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. The Fund will notify SS&C in writing of any changes to the Fund Governing Documents that may materially impact the Services prior to such changes taking effect. SS&C is not responsible for monitoring compliance by the Fund with (i) Law, or (ii) its respective Governing Documents.

3.3.    In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by the Fund (or its service providers) in connection with the Services and (ii) not be disseminated by the Fund or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice.

3.4.    The Fund shall deliver, and cause its agents, counsel, advisors, auditors, and any other Persons promptly deliver to SS&C all Fund Data. The Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services.

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3.5.    Notwithstanding anything in this Agreement to the contrary, so long as they act in accordance with the standard of care set forth herein, with due diligence and in good faith SS&C Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates from the Fund, its employees, Affiliates or agents in connection with the performance of the Services and SS&C’s duties and obligations hereunder, without further enquiry or liability.

4.	Term

4.1.    The initial term of this Agreement will be from the Effective Date through April 30, 2026 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 2 years each unless either SS&C or the Fund provides the other with a written notice of termination at least 180 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1.    SS&C or the Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)    The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 90 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)    The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) becomes subject to a material Action or an Action that the Party reasonably determines could cause such Party reputational harm, or (v) where the other Party is the Fund, makes changes in the Fund’s Governing Documents in a manner that materially impact SS&C’s ability to perform the Services.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2.    Upon receipt of a termination notice from the Fund, subject to the receipt by SS&C of all then-due fees, charges and expenses, SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to this Agreement executed by SS&C. In the event of the termination of this Agreement, SS&C shall provide reasonable exit assistance to the Fund in converting the Fund’s records from SS&C’s systems to whatever services or systems are designated by the Fund (the “Deconversion”); provided that all fees, charges and expenses have been paid, including any fees required under Section 5.4 for the balance of the unexpired portion of the Term. The Deconversion is subject to the recompense of SS&C for such assistance at its standard rates and fees in effect at the time as reflected in the Fee Letter (and any subsequent amendments thereto agreed to by the Fund in accordance with the terms of this Agreement) and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable exit assistance” shall not include requiring SS&C (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of SS&C, including the proprietary information of SS&C or its Affiliates, or (iii) to develop Deconversion software, to modify any of SS&C’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

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5.3.    If the Fund elects to terminate this Agreement prior to the end of the Term, the Fund agrees to pay an amount equal to the average monthly fee paid by the Fund to SS&C under the Agreement multiplied by the number of months remaining in the Term. To the extent any services are performed by SS&C for the Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed.

5.4.    In the event that the Fund wishes to retain SS&C to perform additional transition or related post-termination services, including providing additional data and reports, the Fund and SS&C shall agree in writing to the additional services and related fees and expenses in an amendment to this Agreement. To the extent any services are performed by SS&C for the Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.3, 5, 6, 8, 9, 10, 11, 12, and 13 of this Agreement shall survive the termination of this Agreement.

6.	Standard of Care, Limitation of Liability and Indemnification

6.1.    Subject to the terms of this Agreement, SS&C will perform the Services with reasonable care, skill, prudence and diligence. SS&C will not incur any liability for (i) refusing in good faith to perform any duty or obligation hereunder which in its reasonable judgement is improper or unauthorized, or to do or procure the doing of anything contrary to, or in breach of, or which constitutes any offense under, any applicable Law or regulation then in force; (ii) relying on the Fund Data or Governing Documents, information, records, books, documents, data, or other representations provided to SS&C by or on behalf of Fund; or (iii) complying with orders, instructions, directions, or advice of the Fund or any other person authorized to instruct SS&C.

6.2.    Except as set forth in the next sentence, SS&C will not, in the absence of gross negligence, willful misconduct or fraud on the part of SS&C, be liable to the Fund or any third person for any act or omission in the course of, or in connection with, the Services rendered by it hereunder or for any loss or damage with the Fund or such third person may sustain or suffer as the result of or in connection with the discharge by SS&C of the Services and obligations hereunder. With respect to direct Losses of the Fund resulting solely from the negligence of SS&C in the performance of SS&C’s duties or obligations under this Agreement, SS&C shall be responsible for the first such amounts in the aggregate up to total amount of compensation paid to SS&C under this Agreement during the six (6) months immediately preceding the date on which the alleged damages were claimed to have been incurred (“Negligence Cap”). With respect to direct Losses of the Fund resulting from the gross negligence, willful misconduct or fraud of SS&C, SS&C shall be responsible up to the amounts set forth in Section 6.5. For those activities or actions delineated in the Procedures (as defined in Section A.I.(vi) of Schedule A, attached hereto), SS&C shall not be presumed as negligent if it has materially complied with the Procedures or with any deviation therefrom requested or approved by Fund in writing.

6.3.    The Fund agrees to indemnify and hold harmless SS&C and its Affiliates, and its and their directors, officers, employees, representatives, delegates, and agents (collectively, the “Indemnitees”) from and against any and all claims, demands, actions, suits, judgements, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character (as used in this Section 6.3, and collectively with the term defined in Section 1.1(m) above, “Losses”) resulting from third party claims arising out of or in any way relating to SS&C’s performance of its obligations and duties hereunder, including, if applicable, any action or inaction by SS&C as described in Section 6.1, provided that this indemnification will not

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apply to the extent any such Losses result from SS&C’s negligence (subject to the Negligence Cap set forth in Section 6.2, amounts in excess of the Negligence Cap will not be excluded from Fund’s indemnification obligation), gross negligence, willful misconduct or fraud.

6.4.    Except where SS&C is entitled to indemnification under Section 6.3 hereof, SS&C shall indemnify and hold the Fund harmless from and against direct Losses from third party claims arising solely out of SS&C’s gross negligence, willful misconduct or fraud in the performance of its duties under this Agreement.

6.5.    Except as set forth in Sections 6.2, 6.3 and 6.4 above, a Party’s aggregate liability to the other Party, its investors and any third parties, regardless of the cause or form of action, will not exceed the total amount of compensation paid to SS&C under this Agreement during the twelve (12) months immediately preceding the date on which the alleged damages were claimed to have been incurred. The foregoing limitations of liability will not apply to (i) a breach of a Party’s obligations under Section 11 of this Agreement or restrictions applicable to the Fund’s use of SS&C Property, (ii) an invoiced charges and other amounts due to SS&C for Services under this Agreement, (iii) a Party’s bad faith, willful misconduct or knowing violations of applicable law or (iv) the Fund’s indemnification obligations under this Agreement. In no event will either party, its Affiliates or any of its or their directors, officers, employees, representatives, delegates or agents be liable for punitive or consequential damages regardless of whether such damages were foreseeable or whether either Party was advised of the possibility of such damages.

7.	Representations and Warranties

7.1.    Each Party represents and warrants to each other Party that:

(a)    It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)    Subject to Section 3.3 with respect to licenses from a Data Supplier, which may be terminated at any time, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)    It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)    The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

8.	Fund Data

8.1.    The Fund (i) will provide or ensure that other Persons provide all Fund Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Fund Data. As between SS&C and the Fund, all Fund Data shall remain the property of the Fund. Fund Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11. SS&C shall be permitted to act upon instructions from an authorized officer of the Fund with respect to the disclosure or disposition of Fund Data, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

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8.2.    SS&C shall maintain and store material Fund Data used in the official books and records of the Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies or until such earlier time as it returns such records to the Fund or the Fund’s designee.

9.	Data Protection

9.1.    From time to time and in connection with the Services SS&C may obtain access to certain Personal Information from the Fund. Personal Information relating to the Fund and its Affiliates, directors, officers, employees, agents, current and prospective Fund shareholders, plan sponsors and plan participants may be processed by SS&C and its Affiliates. The Fund consents to the transmission and processing, by SS&C, of such information within the United States solely for the purposes of performing the Services and obligations under this Agreement and in accordance with applicable Law.

9.2.    At all times, SS&C will implement, maintain, comply with, and enforce a written privacy and information security program (the “Program”) that (a) contains reasonable administrative, physical, and technical policies, procedures, controls, and safeguards designed to comply with applicable Laws and protect Personal Information from unauthorized, unlawful, or accidental access, use, loss or destruction, alteration, or disclosure. A summary of the Program is attached hereto as Attachment I. SS&C will notify the Fund immediately after becoming aware of a confirmed security incident and/or breach of Personal Information. SS&C will provide reasonable assistance to the Fund in any measures undertaken by the Fund and/or any Government Authority to investigate, mitigate, and remediate the incident and/or breach including by providing reasonable assistance to the Fund in its notification of such breach to the relevant Government Authority and those individuals impacted, as may be required by applicable Laws. SS&C will be liable for all out-of-pocket costs incurred by the Fund arising from or relating to (i) drafting and mailing or otherwise providing notices to affected persons and/or Governmental Authorities or other persons (such as, without limitation, credit bureaus); (ii) retaining and providing credit monitoring, identity theft protection, or similar services; (iii) retaining and providing call center or similar outreach services; (iv) costs and expenses of recreating or reloading any lost, stolen or damaged data; (v) fines, penalties, or other liability imposed on the Fund; and (vi) the costs and expenses of attorneys, experts and consultants engaged to assist with investigations / forensic investigations, mitigation, and remediation undertaken by the Fund. SS&C will not disclose or use Personal Information obtained from or on behalf of the Fund except in accordance with the lawful instructions of the Fund to carry out SS&C’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with the Fund and to comply with applicable Law.

9.3.    The Fund acknowledges that SS&C intends to develop and offer analytics-based products and services for its customers. In providing such products and services, SS&C will be using consolidated data across all clients, including data of the Fund, and make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by SS&C of Fund Confidential Information in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided that in all cases the Fund information will be aggregated and/or anonymized such that it cannot be linked to, resolved to, or otherwise associated with the Fund or any individual. SS&C will not disclose client investor names or other personal identifying information, or information specific to or identifying the Fund or any information in a form or manner which could reasonably be utilized, directly or indirectly, to determine the identity of the Fund, its investors, or any other individual.

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10.	SS&C Property

10.1    SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither the Fund nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. The Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1    Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2    Each Party may disclose the other Party’s Confidential Information:

(a)    In the case of the Fund, to each of its Affiliates, trustees, officers, employees, investment manager, principal underwriter, dealer-manager, administrator, custodian and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing or otherwise in connection with, this Agreement. The Fund shall ensure compliance by Fund Representatives with Section 11.1; provided that, for purposes of this sentence Fund Representative shall not include (i) the Fund’s investment manager and its employees, other than the Private Equity Group of J.P. Morgan Investment Management Inc. or the employees thereof, and (ii) such investment manager’s Affiliates and their employees, other than to the extent a part of the Private Equity Group of J.P. Morgan Investment Management Inc., except to the extent that such employee or Affiliate receives Confidential Information from the Fund.

(b)    In the case of SS&C, to each SS&C Associate who needs to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates with Section 11.1 and shall be responsible for such compliance by any other Person.

(c)    As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that other Party’s expense. In addition, notwithstanding anything in this Agreement to the contrary, the Fund may disclose, without notice to SS&C , any of the Confidential Information to any regulatory authority having jurisdiction over the Fund or any of its Affiliates. If the Fund receives such a request, the Fund will notify the disclosing party as soon as reasonably practicable if such notification does not violate the terms of such request, applicable law or internal policy.

11.3    Other than pursuant to Section 9.3, neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

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11.4    Each party (in the case of SS&C, its ultimate parent company) is subject to U.S. federal and state securities Law and each may make disclosures as is required under such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services.

11.5    Neither Party will: (a) use the name, trademark, logo or other identifying marks of the other Party or any of its Affiliates in any sales, marketing or publicity activities or materials; or (b) issue any press release, interviews or other public statement regarding this Agreement or the Parties’ relationship without the prior written consent of the other Party. The respective Party that provided its consent may revoke it at any time and for any reason and the other Party will immediately cease use of the marks and will promptly remove all references from all marketing and publicity materials.

11.6    In the event the Fund obtains information from SS&C or the TA2000 System which is not intended for the Fund, the Fund agrees to (i) promptly, and in no case more than seventy-two (72) hours after discovery thereof, notify SS&C that unauthorized information has been made available to the Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide SS&C reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) confirm via email by a person authorized by the Fund to provide such confirmation that all such unauthorized information in the Fund’s possession or control has been delivered to SS&C or destroyed as required by this provision.

12.	Notices

12.1    Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C:

SS&C GIDS, Inc.

2000 Crown Colony Drive

Quincy, MA 02169

Attention: Legal Department

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If to the Fund:

JPMorgan Private Markets Fund

277 Park Avenue, 2nd Floor

New York, NY 10172

Attention: Chris Cilenti

Email: Christopher.cilenti@jpmchase.com

and to

J.P. Morgan Investment Management Inc.

277 Park Avenue

21st Floor

New York, NY 10172

Attn: Katherine Fandrey

Email: Katherine.E.Fandrey@jpmorgan.com

13.	Miscellaneous

13.1    Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2    Assignment. Neither Party may assign any rights or delegate any obligations under this Agreement without the prior written consent of the other Party. Notwithstanding that consent, any assignment by a Party that is not accompanied by an assumption agreement executed by the assignee will be null and void. Notwithstanding the foregoing, either Party may assign this Agreement, any Schedule, or any of its rights or obligations under this Agreement or a Schedule, in whole or in part, without the other Party’s consent: (a) to any Affiliate; or (b) to a surviving entity in the case of a merger, acquisition, divestiture, consolidation or corporate reorganization of the assigning party. Any assignment contrary to this Section 13.2 will be null and void as determined by the other Party. This Agreement and each Schedule will be binding upon the successors, legal representatives and permitted assigns of the Parties. Any merger, change of control or other combination by operation of law constitutes an assignment hereunder.

13.3    Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the Commonwealth of Massachusetts. The courts of the Commonwealth of Massachusetts and the United States District Court for the Commonwealth of Massachusetts shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4    Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5    Entire Agreement. This Agreement (including any Schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

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13.6    Force Majeure. SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure (not owing to SS&C’s liabilities agreed to under Section 6.1 of this Agreement), delay or breakdown in communications or electronic transmission systems (not owing to SS&C’s liabilities agreed to under Section 6.1 of this Agreement), or other analogous events,. SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7    Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. The Fund understands that SS&C may have commercial relationships with Data Suppliers and other providers of technology, data or other services that are used by the Fund.

13.8    No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9    Reserved.

13.10    No Warranties. Except as expressly listed herein, SS&C makes no warranties, whether express, implied, contractual or statutory with respect to the Services. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11    Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12    Reserved.

13.13    Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person.

13.14    Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.15    Insurance. SS&C shall maintain insurance coverage including, without limitation, errors and omissions, fidelity bond or equivalent crime insurance coverage at levels that are determined by its board of directors to be appropriate for its business. Upon request of the Fund, SS&C shall provide evidence that such coverage is in place. To the extent that SS&C’s policies of insurance may provide for coverage of claims for liability or indemnity by SS&C, no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to SS&C, which would otherwise be a covered claim in the absence of any provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SS&C GIDS, INC.	JPMORGAN PRIVATE MARKETS FUND

By:	By:

Name:	Name:

Title:	Title:

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Schedule A

Transfer Agency Services

A.	General

(a)	As used in this Schedule A, the following additional terms have the following meanings:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“Bank” shall mean a nationally or regionally known banking institution;

(iii)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(iv)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(v)	“IRA” shall mean Individual Retirement Account;

(vi)

“Procedures” shall collectively mean SS&C’s transfer agency procedures manual, third party check procedures, check writing draft procedures, Compliance+ and identity theft programs and signature guarantee procedures;

(vii)	“Program” shall mean Networking, Fund Serv or other DTCC program; and

(viii)	“TA2000 System” shall mean SS&C’s TA2000TM computerized data processing system for shareholder accounting.

(b)	Any term not defined in this Schedule A shall have the same meaning as provided in the Agreement to which this Schedule A relates.

(c)	Any references to Law shall be construed to mean the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

(d)	The Fund acknowledges that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)

The Fund and other Persons that are not employees or agents of SS&C, whose cooperation is reasonably required for SS&C to provide the Services, providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by the Fund and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any the Fund Data or other information provided to SS&C in connection with the Services by any Person.

(iv)	Any warranty, representation, covenant or undertaking expressly made by the Fund under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(e)	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by the Fund of the duties and obligations listed.

B.	SERVICES

1.	Scope of Agency Services; SS&C Obligations.

A. SS&C utilizing the TA2000 System will perform the following services:

(i) issuing, transferring and redeeming book entry shares or cancelling share certificates as applicable;

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(ii) maintaining shareholder accounts on the records of the Fund on the TA2000 System in accordance with the instructions and information received by SS&C from the Fund, the Fund’s distributor, manager or managing dealer, the Fund’s investment adviser, the Fund’s sponsor, the Fund’s custodian, or the Fund’s administrator and any other person whom the Fund names on Schedule B (each an “Authorized Person”), broker-dealers or shareholders;

(iii) when and if a Fund participates in the DTCC:

(a) SS&C will accept and effectuate the registration and maintenance of accounts through the applicable DTCC program (“Program”) and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C,

(b) issuing instructions to the Fund’s banks for the settlement of transactions between the Fund and DTCC (acting on behalf of its broker-dealer and bank participants),

(c) providing account and transaction information from each affected Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d) maintaining shareholder accounts on TA2000 through the Programs;

(iv) providing transaction journals;

(v) preparing shareholder meeting lists for use in connection with the annual or special meetings;

(vi) withholding, as required by federal law, taxes on shareholder accounts, performing and paying backup withholding as required for all shareholders, and preparing, filing and providing, in electronic format, the applicable U.S. Treasury Department information returns, K-1 data file, or 1099, as applicable, to Fund’s vendor of choice;

(vii) disbursing income dividends and capital gains distributions to shareholders and recording reinvestment of dividends and distributions in shares of the Fund;

(viii) preparing and providing, in electronic format, to Fund’s print vendor of choice:

(a) confirmation forms for shareholders for all purchases and liquidations of shares of the Fund and other confirmable transactions in shareholders’ accounts,

(b) copies of shareholder statements, and

(c) shareholder reports and prospectuses provided by the Fund;

(ix) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or its management Fund;

(x) maintaining those records necessary to carry out SS&C’s duties hereunder, including all information reasonably required by the Fund to account for all transactions on TA2000 in the Fund shares;

(xi) calculating the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of the Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C by the Fund’s managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer or distributor and disbursing such commissions to the managing dealer or distributor;

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(xii) receiving correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii) arranging the mailing to dealers of confirmations of wire order trades;

(xiv) processing, generally on the date of receipt or as otherwise agreed to by the Parties in writing, but in all cases when required by applicable Law, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and rejecting any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv) reserved;

(xvi) providing to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii) as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C shall answer and respond to inquiries from existing shareholders, prospective shareholders of the Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by the Fund to SS&C, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii) (where applicable) supporting Fund tender offers, including but not limited to: assistance with shareholder communication plan; coordination of tender offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms.

(xix) in order to assist the Fund with the performance of actions related to applicable anti-money laundering laws, SS&C offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. If the Fund elects to have SS&C implement the anti-money laundering procedures and delegate the day-to-day operation of such anti-money laundering procedures to SS&C, the parties will agree to upon the applicable fees and the service scope and execute the attached appendix (“Appendix 1” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties;

(xx) reserved;

(xxi) as mutually agreed upon by the parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatment, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxii) upon request of the Fund and mutual agreement between the parties as to the scope and any applicable fees, SS&C may provide additional services to the Fund under the terms of this Schedule and the Agreement.    Such services and fees shall be set forth in a writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

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B.    At the request of an Authorized Person, SS&C shall use reasonable best efforts to provide the services set forth in Section 1.A of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C to use methods and procedures other than those usually employed by SS&C to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

C.    SS&C shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund’s instructions, prospectus or application as amended from time to time, for the Fund provided SS&C is advised in advance by the Fund of any changes therein and the TA2000 System and the mode of operations utilized by SS&C as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C’s cost of performing the services required hereunder at the current level of service, SS&C shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, SS&C shall be entitled to increase its fees by the amount of the increase in costs.

D.    The Fund acknowledges that SS&C is currently using, and will continue to use, domestic or foreign SS&C Affiliates to assist with software development and support projects for SS&C and/or for the Fund. As part of such support, the Fund acknowledges that such Affiliates may access the Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

E.    The Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C provided that the requirements of the new funds are generally consistent with services then being provided by SS&C under the Agreement. If less than 60 days’ prior notice is provided by the Fund, additional ‘rush’ fees may be applied by SS&C.    Rates or charges for additional funds shall be as set forth in the Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C has imposed an additional charge as part of its standard pricing schedule under the Fee Letter. In the latter event, rates and charges shall be in accordance with SS&C’s then-standard pricing schedule as reflected in the Fee Letter.

F.    The parties agree that to the extent that SS&C provides any services under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C will provide only printing, reproducing, and other mechanical assistance to the Fund and that SS&C will not make any judgments or exercise any discretion of any kind. The Fund agrees that it will provide express and comprehensive instructions to SS&C in connection with all of the services that are to be provided by SS&C under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C of the Fund in this regard.

G.     The Fund instructs and authorizes SS&C to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring the fund made available by the Fund. The Fund acknowledges and agrees that as part of such services, SS&C will act as service provider to the custodian for such IRAs.

H.     If applicable, SS&C will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, evidence regarding the value of the shares, and necessary fund for the payment of any original issue tax.

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I.     Upon receipt of a Fund’s written request, SS&C shall provide transmissions of shareholder activity to the print vendor selected by the Fund.

J.     If applicable, the Fund will furnish SS&C with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of SS&C. Such certificates will be signed manually or by facsimile signatures of the officers of the Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of the Fund shall be represented to have been lost, stolen or destroyed, SS&C, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of the Fund represented by the lost or stolen certificate. In the event that certificates of the Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, SS&C shall file Form X-17F-1A as required by applicable federal securities laws.

K.     Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of the Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C to be duly authorized. SS&C reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by the Fund.

L.     Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, SS&C will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of securityholder instructions, but SS&C will discuss with the Fund SS&C’s accepting liability for an “as of” on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, SS&C in its discretion believes SS&C’s conduct was culpable and SS&C’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, as determined by the Fund, (ii) equals or exceeds one ($0.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (0.5%) times Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When SS&C concludes that it should contribute to the settlement of a loss, SS&C’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

M.    Changes and Modifications.

(i)    SS&C shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless the Fund is given ninety (90) days’ prior notice to allow the Fund to change its procedures and SS&C provides the Fund with revised operating procedures and controls.

(ii)    All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive

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property of, and proprietary to, SS&C. The parties recognize that during the Term of this Agreement the Fund will disclose to SS&C Confidential Information and SS&C may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies the Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) the Fund hereby consents to SS&C’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C and (ii) the Fund hereby grants SS&C a nonexclusive revocable license to incorporate and retain in such Deliverable(s) Confidential Information of the Fund. All Confidential Information of the Fund shall be and shall remain the property of the Fund.

2.	Fund Obligations.

A. The Fund agrees to use its reasonable efforts to deliver to SS&C in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

B. The Fund will provide SS&C written notice of any change in Authorized Personnel as set forth on Schedule B.

C. The Fund will notify SS&C of material changes to its Declaration of Trust or Bylaws (e.g. in the case of recapitalization) that impact the services provided by SS&C under the Agreement.

D. If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any state affecting the registration or the sale of the Fund’s shares in such state, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund’s shares, the Fund will give prompt notice thereof to SS&C.

3.	Compliance.

A. Subject to SS&C’s standard of care under the Agreement, SS&C shall perform the services under this Schedule A in conformance with SS&C’s present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or principal underwriter, or its counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C’s obligations shall be solely as are set forth in this Schedule and any of other obligations of the Fund under applicable law that SS&C has not agreed to perform on the Fund’s behalf under this Schedule or the Agreement shall remain the Fund’s sole obligation.

4.	Bank Accounts.

A. SS&C, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C shall deposit the funds SS&C receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C on behalf of the Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C’s obligations under the Agreement. SS&C, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some

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period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

B. SS&C is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

5.	Records.

SS&C will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under applicable federal securities laws and any required record keeping requirements under the Investment Company Act of 1940. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

A. Annual Purges by August 31: SS&C and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject the Fund to the Aged History Retention fees set forth in the Fee Letter.

B. Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for 7 years.

C. Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

6.	Blue Sky Services.

(a)	The Fund is ultimately responsible for ensuring its compliance with applicable Blue Sky laws, including identifying, assessing and understanding relevant Blue Sky risks.

(b)	As used in this Section, the following additional terms have the following meanings:

(i)

“Blue Sky” means the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of mutual funds and the related compliance services.

(ii)	“Sales Feed” means a data file in industry standard format sent by a third party.

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(c)

SS&C shall perform the following Services in all states and territories in which the Fund’s shares are offered as identified by the Fund’s management, in the form of and as required by Law applicable to Fund:

(i)	Assist with the filing of Initial Notices;

(ii)	Assist with the filing of Fund renewals and amendments to reflect relevant changes, as applicable;

(iii)	Assist with the filing of Fund sales reports filings;

(iv)	Invoice the Fund for fees owed to each state in accordance with procedures agreed upon in writing by Fund and SS&C;

(v)	Pay Notice Filing fees at the Fund’s direction and at the expense of the Fund;

(vi)	Assist with the filing of Fund Prospectuses and Statements of Additional Information and any amendments and supplements;

(vii)	Assist with the filing of annual reports;

(viii)	Assist with the filing of all necessary notices to permit the Fund (or class of the Fund, as applicable) to qualify for reduced fees;

(ix)	Assist with the filing of all correspondence and related documentation in order to permit the Fund to utilize exemptions if such exemption notice is required;

(x)

Advise the Fund prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so the Fund can advise SS&C in writing the action to be taken;

(xi)	Provide the Fund with information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available;

(xii)

Include in sales report filings, all sales reported to SS&C via (i) transfer agency Blue Sky Sales Feed, and (ii) broker Blue Sky Sales Feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Fund’s prior Blue Sky service provider, or (b) confirmed in writing by Management to be activated, less any exempt sales that the Fund has directed SS&C in writing to remove prior to such filing.

(xiii)	At the direction of the Fund, serve as liaison between the Fund and the applicable Blue Sky jurisdiction:

(xiv)	Provide information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

(xv)	Conduct annual due diligence meeting with the Fund’s management;

(xvi)

In the event that SS&C becomes aware of the sale of the Fund’s shares in a jurisdiction in which no Notice Filing has been made, SS&C shall report such information to the Fund and the Fund shall instruct SS&C DST with respect to the corrective action to be taken; and

(xvii)	File all additional amendments to increase registered amounts in accordance with agreed upon procedures.

(d)	The foregoing Services will be performed by SS&C and are contingent on the performance by the Fund of the following duties and obligations. Management shall:

(i)	Identify the states and territories where the Fund’s shares will be offered for sale;

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(ii)	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of SS&C DST;

(iii)	Work with SS&C to identify what systematic exemptions will be taken by the Fund and coded on the Fund’s Transfer Agent’s system;

(iv)

Provide written instructions in SS&C standard format to implement systematic exemptions and exclusions from reporting where practicable on the Fund’s Transfer Agent system or the SS&C Blue Sky application;

(v)

Provide written instructions to SS&C to remove current permit period sales from SS&C’s Blue Sky application upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

(vi)	Execute the limited power of attorney form set forth in Schedule D;

(vii)	Liaise with the Fund to facilitate wire transfers for payment of state fees, as needed;

(viii)	Notify SS&C in writing to the extent the Fund is notified by an intermediary of a new Sales Feed and work with SS&C DST to facilitate any necessary updates; and

(ix)	Provide written instruction detailing action to be taken upon receipt of written notification from SS&C that a direct broker Blue Sky Sales Feed is available for activation.

(x)	Provide member of the Fund’s management to act as signer for all forms to be filed in paper or electronic delivery

(xi)	Provide member of the Fund’s management to act as signer for all required wet signatures with appropriate notary if required by jurisdiction.

(xii)	Provide timely delivery of wet signature documents to meet filing deadlines as required by jurisdictions.

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Limited Power of Attorney – Blue Sky Services

KNOW ALL MEN BY THESE PRESENTS, as of [DATE], that ______________________________ (“Investment Manager”) on behalf of ______________________________ (and their currently existing series and all future series) (the “Funds”), with principal offices at ___________________________________________, makes, constitutes, and appoints SS&C GIDS Inc. (“SS&C”), with principal offices at 1055 Broadway, Kansas City, Missouri 64105, as its lawful attorney-in-fact for it to do as if it were itself acting, the following:

(a)

FILINGS FOR FUND SHARES. The power to submit (i) filings (in any format accepted); and (ii) checks and ACH payments in the name of the Funds, for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of SS&C in connection with the filings of the Fund’s shares.

(b)	CUSTODY ACCOUNTS. The power to draw, endorse, and deposit checks in the name of the Funds in connection with the filings of the Fund’s shares with state securities administrators.

(c)	AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals authorized by SS&C shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this Limited Power of Attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by SS&C of such termination of authority. Nothing herein shall be construed to constitute the appointment of SS&C as or otherwise authorize SS&C to act as an officer, director or employee of the Investment Manager.

IN WITNESS WHEREOF, the Investment Manager has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

[INVESTMENT MANAGER]

By:

Name:

Title:

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SCHEDULE B

AUTHORIZED PERSONNEL

Pursuant to the terms of the Schedule A and the Agreement between the Fund and SS&C, the Fund authorizes the following personnel of the Fund and/or its investment adviser to provide instructions to SS&C, and receive inquiries from SS&C in connection with Schedule A and the Agreement:

Name	Title
Gavin Berelowitz	Authorized Signatory

Chris Cilenti	CFO and Treasurer

Katherine Fandrey	Vice President

Shannon Gaines	Executive Director

Brian Pantelich	Authorized Signatory

Mark Sterlacci	Authorized Signatory

John Sweeney	Assistant Treasurer

This Schedule may be revised by the Fund by providing SS&C with a substitute Schedule B. Any such substitute Schedule B shall become effective twenty-four (24) hours after SS&C’s receipt of the document and shall be incorporated into the Agreement.

APPENDIX 1

ANTI-MONEY LAUNDERING DELEGATION

1.	Delegation.

1.1

In order to assist the Fund with the performance of actions related to applicable AML laws, SS&C offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund.    The Fund has had an opportunity to review Section 4 to this Appendix 1 (the “AML Procedures”) with SS&C and desires to implement the AML Procedures as part of the Fund’s overall AML program.

1.2

Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs SS&C to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to SS&C the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and SS&C upon the execution by such parties of a revised Appendix 1 bearing a later date than the date hereof.

1.3

SS&C agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which SS&C maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.

Consent to Examination. In connection with the performance by SS&C of the AML Procedures, SS&C understands and acknowledges that the records SS&C maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators. SS&C hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, SS&C will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.

Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, SS&C is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that SS&C shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which SS&C maintains the applicable Shareholder information.

4.	AML Procedures[1]

4.1	Consistent with the services provided by SS&C and with respect to the ownership of Shares in the Fund for which SS&C maintains the applicable Shareholder information, SS&C shall:

(a)    On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

[1]

The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of SS&C, which have been made available to the Fund and which may be modified from time to time.

(b)    Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)    On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d)    Review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e)    Review wires sent pursuant to banking instructions other than those on file with SS&C;

(f) Review accounts with small balances followed by large purchases;

(g)    Review accounts with frequent activity within a specified date range followed by a large redemption;

(h)    Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i)    Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to the Fund; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j)    Compare account information to any FinCEN request received by the Fund and provided to SS&C pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;

(k)    (i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Fund and notify the Fund in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(l)    Except with respect to any entities excluded under applicable regulation: (i) take reasonable steps to verify the identity of legal entities seeking to become new customers of the Fund, including verifying the identity of the natural person(s) retaining ownership or controlling interest in such legal entity (the “ Beneficial Owner(s)”), as such ownership and controlling interests are defined in 31 C.F.R. 1010.230, (ii) notify the Fund in the event that the identity of such Beneficial Owner(s) is not provided upon request to such entity or cannot be verified, (iii) maintain records of the information used to verify such Beneficial Owners, as required, and (iv) determine whether such persons appear on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(m) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). SS&C will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, SS&C will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, SS&C will contact the Fund’s AML Officer for further instruction.

(n) Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

(o) Create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

(p) Pursuant to Regulation S-ID, adopt and maintain a program of policies and procedures that are reasonably designed to assist the Fund in the detection of patterns, practices, or specific activity that indicates the possible existence of identity theft (such activity, “Red Flags”) that may arise in connection with the performance of the Services under this Agreement. SS&C shall (a) assist the Fund in its compliance with Regulation S-ID and other laws, rules and guidance relating thereto, and (b) report any detected Red Flags to the Fund.

4.1    In the event that SS&C detects activity as a result of the foregoing procedures, which necessitates the filing by SS&C of a SAR or other similar report or notice to OFAC, then SS&C shall also immediately notify the Fund, unless prohibited by applicable Law.

ATTACHMENT I

INFORMATION SECURITY PROGRAM

This Attachment I is made subject to the terms of the Agreement, and any Schedules thereto, and to the extent the terms hereunder conflict with the terms of the Agreement, the terms of this Attachment shall prevail. The requirements of this Attachment are applicable if and to the extent that SS&C creates, has access to, or receives from or on behalf of the Fund any Confidential Information (as defined in the Agreement) in electronic format.

1.    Definitions. Capitalized terms have the same meaning as set forth in the Agreement unless specifically defined below:

1.1	“SS&C Security Assessment” has the meaning set forth in Section 3.2.

1.2	“Mitigate” means SS&C’s deployment of security controls as necessary, in its discretion, which are reasonably designed to reduce the adverse effects of threats and reduce risk exposure.

1.3	“Remediation” or “Remediate”, means that SS&C has resolved a Security Exposure or Security Incident, such that the vulnerability no longer poses a risk to Confidential Information.

1.4	“Security Exposure” means an identified vulnerability that may be utilized to compromise Confidential Information.

1.5	“Security Incident” means the confirmed unauthorized disclosure of Confidential Information.

2.    General Requirements.

2.1    Security Program. SS&C shall maintain a comprehensive information security program under which SS&C documents, implements and maintains the physical, administrative, and technical safeguards reasonably designed and implemented to: (a) comply with U.S. laws applicable to SS&C’s business and (b) protect the confidentiality, integrity, availability, and security of Confidential Information.

2.2    Policies and Procedures. SS&C shall maintain written information security management policies and procedures reasonably designed and implemented to identify, prevent, detect, contain, and correct violations of measures taken to protect the confidentiality, integrity, availability, or security of Confidential Information. Such policies and procedures will, at a minimum:

(i) assign specific data security responsibilities and accountabilities to specific individual(s);

(ii) describe acceptable use of SS&C’s assets, including computing systems, networks, and messaging;

(iii) provide authentication rules for the format, content and usage of passwords for end users, administrators, and systems;

(iv) describe logging and monitoring of SS&C’s production environment, including logging and monitoring of physical and logical access to SS&C’s networks and systems that process or store Confidential Information;

(v) include an incident response process;

(vi) enforce commercially reasonable practices for user authentication;

(vii) include a formal risk management program which includes periodic risk assessments; and

(viii) provide an adequate framework of controls reasonably designed to safeguard Confidential Information.

2.3    Subcontractors. To the extent that any subcontractor engaged by SS&C to provide services under the Agreement has access to, or receives from or on behalf of the Fund any Confidential Information in electronic format, SS&C shall enter into a written agreement with such subcontractor, which agreement shall contain provisions regarding maintaining the confidentiality of the Confidential Information which are substantially compliant with, and at least as protective as, those terms set forth in the Agreement (including this Attachment), to the extent the terms of the Agreement and this Attachment would be relevant to the subcontractor’s services provided.

2.4    IT Change and Configuration Management. SS&C shall employ its own reasonable processes, for change management, code inspection, repeatable builds, separation of development and production environments, and testing plans. Code inspections will include a comprehensive process reasonably designed and implemented to identify vulnerabilities and malicious code. In addition, SS&C shall ensure that processes are documented and implemented for purposes of vulnerability management, patching, and verification of system security controls prior to their connection to production networks.

2.5    Physical and Environmental Security. SS&C shall: (i) restrict entry to SS&C’s area(s) where Confidential Information is stored, accessed, or processed solely to SS&C’s personnel or SS&C authorized third party service providers for such access; and (ii) implement commercially reasonable practices for infrastructure systems, including fire extinguishing, cooling, and power, emergency systems and employee safety.

2.6    SS&C Employee Training and Access. SS&C shall: (i) train its employees on the acceptable use and handling of the Fund’s Confidential Information; (ii) provide annual security education for its employees and maintain a record of employees that have completed such education; and (iii) implement a formal user registration and de-registration procedure for granting and revoking access to SS&C’s information systems and services; and upon termination of any of SS&C’s employees, SS&C shall revoke such employee’s access to SS&C’s domain following termination of such individual and revoke such individual’s access to Confidential Information as soon as possible and in accordance with SS&C’s internal policies and procedures.

2.7    Change Notifications. SS&C may, in its sole discretion, revise SS&C information security policies and procedures based on internal company security and compliance related risk assessment decisions, provided such revisions do not materially degrade the controls associated with SS&C’s information security services provided to the Fund as of the date of execution of this Attachment and from time to time enhanced in accordance with changes in U.S. regulatory requirements. SS&C AMS will, at a minimum, update its policies to remain compliant with applicable U.S. regulatory requirements.

2.8    Data Retention. SS&C shall not retain any Confidential Information following completion of the applicable services provided under the Agreement, except to the extent: (a) required by U.S. law; (b) expressly required or permitted by the Fund in writing: (c) required by SS&C’s document retention policies; (d) to the extent necessary to comply with the Fund’s or SS&C’s legal or regulatory obligations; or (e) as otherwise permitted in accordance with the Agreement.

3.    Due Diligence Supporting Materials; Security Assessment.

3.1    Due Diligence Supporting Materials. In response to the Fund’s due diligence efforts, SS&C will provide copies of its: (i) SIG; (ii) if applicable, once annually, the SOC 1, Type II report, prepared in accordance with Statement on Standards for Attestation Engagements (SSAE) No. 16, Reporting on Controls at a Service Organization; (iii) information security policy and control standards summary; and (iv) network penetration vendor attestation letter. SS&C will be reasonably available to answer any additional questions of the Fund, up to forty (40) hours per year, that are not already addressed by providing the documentation set forth within this Section 3.1 and would not require SS&C, in its sole good faith discretion, to disclose information that it deems highly sensitive.

3.2    SS&C Security Assessment. As part of SS&C’s Security Assessment, SS&C will: (i) conduct regular vulnerability scans on externally-facing applications that may receive, access, process or store Confidential Information at SS&C’s expense; (ii) evaluate the results of the vulnerability scans and Remediate Security Exposures deemed material by SS&C’s personnel as reasonably appropriate, taking into account facts and circumstances surrounding such issues; and (iii) Mitigate Security Exposures discovered and deemed material by SS&C’s personnel within a reasonably appropriate time period. In addition, SS&C will at least once per year, perform penetration testing on its externally-facing systems that may receive, access, process or store Confidential Information, and will provide the Fund with a letter confirming the testing has been performed. The Fund is not permitted to conduct penetration testing or other code scanning on SS&C’s environment and software.

4.    Security Incident Response.

4.1    Mitigation and Remediation of Security Incidents. SS&C will Mitigate or Remediate any Security Incident in accordance with its internal security policies and procedures.

4.2    Security Incident Response. SS&C shall maintain formal processes reasonably designed and implemented to detect, identify, report, respond to, Mitigate, and Remediate Security Incidents in a timely manner.

4.3     Security Incident Notification. SS&C shall promptly notify the Fund but in no event later than 72 hours following discovery of any Security Incident(s). Such notification shall include the extent and nature of such intrusion, disclosure, or unauthorized access, the identity of the compromised Confidential Information (to the extent it can be ascertained), how SS&C was affected by the Security Incident, and its response to such Security Incident. SS&C shall use continuous and diligent efforts to remedy the cause and the effects of such Security Incident in an expeditious manner and deliver to the Fund a root cause analysis and future incident Mitigation plan with regard to any such incident. SS&C shall reasonably cooperate with the Fund’s investigation and response to each Security Incident. If the Fund determines in its sole discretion that it may need or be required to notify any individual(s) as a result of a Security Incident, the Fund shall have the right to control all such notifications and SS&C shall bear all direct costs associated with the notification, to the extent the notification and corresponding actions are required by U.S. law, and subject to the limitation of liability set forth in the Agreement. Without limiting the foregoing, unless otherwise required by U.S. law, no such notifications shall be made by SS&C without the Fund’s prior written consent and the Fund shall, together with SS&C, determine the content and delivery of all such notifications. For the avoidance of doubt, SS&C shall be solely responsible for all costs and expenses, subject to the limitations of liability under the Agreement that the Fund and/or SS&C may incur to the extent that they are attributable to or arise from SS&C’s breach of its confidentiality obligations under the Agreement.